As filed with the Securities and Exchange Commission on November 14, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

K&F INDUSTRIES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	20-1844325
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

50 Main Street

White Plains, NY 10606

(914) 448-2700

(Address of Principal Executive Offices)

Amended and Restated 2004 Stock Incentive Plan

(Full Title of the Plans)

Kenneth M. Schwartz
President and Chief Executive Officer
c/o K&F Industries Holdings, Inc.
50 Main Street
White Plains, NY 10606
(914) 448-2700

(Name, address and telephone number including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)		Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,500,000	$15.525 per share	(3)	$38,812,500	$4,569

(1)               Pursuant to Rule 416(a), this amount also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(2)               Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h).

(3)               Based upon the average of the high and low sales price of the common stock on November 4, 2005.

INTRODUCTION

This Registration Statement on Form S-8 is filed by K&F Industries Holdings, Inc. (“K&F” or the “Registrant”), a Delaware corporation, relating to 2,500,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), available to eligible persons under the K&F Industries Holdings, Inc. Amended and Restated 2004 Stock Incentive Plan.

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, or the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Commission, are incorporated herein by reference into this Registration Statement and made a part hereof:

(1)                                 The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on August 9, 2005.

(2)                                 The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2005, filed on August 15, 2005 and amended on November 7, 2005, and for the quarterly period ended September 30, 2005, filed on November 7, 2005.

(3)                                 The Registrant’s Current Reports on Form 8-K filed on May 25, 2005, August 12, 2005, August 15, 2005 (other than Exhibit 99.1), September 14, 2005, October 19, 2005 and November 8, 2005 (other than Exhibit 99.1).

(4)                                 The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on August 4, 2005, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document.

Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

A private investment fund comprised of certain partners of Gibson, Dunn & Crutcher LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of K&F’s controlling stockholder.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of such corporation—by reason of the fact that the person is or was a director, officer, agent or employee of the corporation, or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

K&F’s certificate of incorporation provides that it shall indemnify its directors and executive officers to the fullest extent permitted by the DGCL or any other applicable law.  In addition, K&F has entered into separate indemnification agreements with its directors and officers which would require it, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service, other than liabilities arising from willful misconduct of a culpable nature. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of K&F’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.  K&F also maintains director and officer liability insurance.

The form of underwriting agreement previously filed by the Registrant as Exhibit 1.1 to Form 8-K filed with the Commission on August 12, 2005 provides for indemnification by the underwriters party thereto of K&F and its officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4	Registrant’s Amended and Restated 2004 Stock Incentive Plan (previously filed by the Registrant as an exhibit to Form 8-K filed with the Commission on August 12, 2005)

5	Opinion of Gibson, Dunn and Crutcher LLP

23	Consent of Gibson, Dunn and Crutcher LLP (contained in Exhibit 5)

24	Power of Attorney (included as part of signature page)

Item 9. Undertakings.

A                                       The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on this 14th of November, 2005.

K&F INDUSTRIES HOLDINGS, INC.

By:	/s/ Kenneth M. Schwartz
Kenneth M. Schwartz,
Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Kenneth M. Schwartz and Ronald H. Kisner, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement K&F Industries Holdings, Inc. may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional shares of common stock, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below and on the dates indicated.

Signature	Title	Date

Chief Executive Officer, President
/s/ Kenneth M. Schwartz	and Director (Principal Executive	November 14, 2005
Kenneth M. Schwartz	Officer)

Executive Vice President and Chief
/s/ Dirkson R. Charles	Financial Officer (Principal	November 14, 2005
Dirkson R. Charles	Financial and Accounting Officer)

/s/ Lawrence A. Bossidy	Director	November 14, 2005
Lawrence A. Bossidy

/s/ Dale F. Frey	Director	November 14, 2005
Dale F. Frey

/s/ Thomas A. Johnson	Director	November 14, 2005
Thomas A. Johnson

/s/ John T. Mapes	Director	November 14, 2005
John T. Mapes

/s/ Gerald L. Parsky	Director	November 14, 2005
Gerald L. Parsky

/s/ J. Thomas Zusi	Director	November 14, 2005
J. Thomas Zusi

EXHIBIT INDEX

Exhibit No.	Description

4	Registrant’s Amended and Restated 2004 Stock Incentive Plan (previously filed by the Registrant as an exhibit to Form 8-K filed with the Commission on August 12, 2005)

5	Opinion of Gibson, Dunn and Crutcher LLP

23	Consent of Gibson, Dunn and Crutcher LLP (contained in Exhibit 5)

24	Power of Attorney (included as part of signature page)